FORM OF LETTER TO CLIENTS              EXHIBIT 99.3
                        REGARDING THE OFFER TO EXCHANGE
    $150,000,000 PRINCIPAL AMOUNT OF 9 5/8% SENIOR NOTES DUE 2007, SERIES B,
                   AS GUARANTEED, FOR ANY AND ALL OUTSTANDING
    $150,000,000 PRINCIPAL AMOUNT OF 9 5/8% SENIOR NOTES DUE 2007, SERIES A,
                                 AS GUARANTEED
                                       OF

                                DELTA MILLS, INC.



                                       AND

                          DELTA MILLS MARKETING, INC.

To Our Clients:

     We are enclosing herewith a Prospectus, dated January 7, 1998, of Delta Mills, Inc. (the "Company") and Delta Mills Marketing, Inc. (the "Guarantor") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer to exchange the Company's new 9 5/8 % Senior Notes due 2007, Series B, as guaranteed (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 9 5/8% Senior Notes due 2007, Series A, as guaranteed (the "Senior Notes") upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

     Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on February 12, 1998, unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Senior Notes being tendered.

     We are the Registered Holder or DTC participant through which you hold an interest in the Senior Notes. A tender of such Senior Notes can be made only by us pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your beneficial ownership of Senior Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of your Senior Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

     Pursuant to the Letter of Transmittal, each holder of Senior Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Senior Notes.